Stephen Roth, Ph.D.
Neose Pharmaceuticals, Inc.
January 18, 1995
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Abbott Laboratories
625 Cleveland Avenue
Columbus, OH 43215
January 18, 1995

Stephen Roth, Ph.D.
Chairman and CEO
Neose Pharmaceuticals, Inc.
102 Witmer Road
Horsham, Pennsylvania 19044

Dear Dr. Roth:

Once signed by you, this letter shall constitute an amendment (the "Amendment") to the Research and License Agreement between Neose Pharmaceuticals, Inc. ("Neose") and Abbott Laboratories ("Abbott"), dated December 30, 1992
(the "R & L Agreement) and, to the extent applicable, to the Supply Agreement, which is Exhibit B to the R & L Agreement (collectively, the "Agreements").

The provisions of this Amendment are hereby made a part of the Agreements; any conflict between the provisions of this Amendment and the Agreements shall be resolved in favor of this provisions of this Amendment. All capitalized terms used in this Amendment and not defined herein shall have the same meanings as given to them in the Agreements. Any disputes regarding the Agreements or this Amendment shall be resolved in accordance with Article XII of the Supply Agreement, as if such Article were set forth herein in its entirety.

The Agreements shall be modified as follows:

1. Mutual Waiver of Possible Breaches. Abbott and Neose each hereby waive the right to declare any possible breaches that may have occurred prior to the date of this Amendment in accordance with the provisions of the R & L Agreement. Neose hereby waives payment associated with Milestone No. 3 of the R & L Agreement.

2. Milestones No. 4 and No. 5. Abbott hereby releases Neose from its obligations to meet Milestones No. 4 and No. 5 as set forth in Section 4.1 and Exhibit A of the R & L Agreement. Such release shall not be construed as a breach as set forth in Section 10.4 of the R & L Agreement. Neose hereby waives any right to declare any breach by Abbott regarding Milestone No. 4 and Milestone No. 5. Neose will not be entitled to and Abbott will not be obligated to pay any Milestone payments for Milestone No. 4 or Milestone No. 5.



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Stephen Roth, Ph.D.
Neose Pharmaceuticals, Inc.
January 18, 1995
Page 2


3.   Grant of License

     (a) Upon execution of this Amendment and continuing so long as payment of the amounts specified in Section 4(b) of this Amendment in accordance with their terms is made on a timely basis, Abbott shall have a temporary license for manufacturing rights under Licensed Patents, and shall take all responsibility from Neose for the manufacture of human milk oligosaccharides and/or carbohydrates for Abbott's use in Human Nutritional Products under Licensed Patents. Abbott shall manufacture such human milk oligosaccharides and/or carbohydrates under its existing Exclusive License granted under Article 8 of the R & L Agreement. Abbott's right to make and have made human milk oligosaccharides and/or carbohydrates under its Exclusive License shall not be contingent on Sections 3.2(a)-(e) of the Supply Agreement.

     (b) Upon payment of the consideration set forth in Section 4(c) of this Amendment, the Exclusive License granted Abbott described in (a) above shall become irrevocable.

4. Consideration. In consideration for the license of manufacturing rights set forth in Section 3 above, Abbott:

     (a) commencing upon execution of this Amendment, shall pay Neose in five installments of five hundred thousand dollars ($500,000.00) each, such payments due and payable on January 1, 1995, July 1, 1995, January 1, 1996, July 1, 1996 and January 1, 1997, such payments totaling two million five hundred thousand dollars ($2,500,000.00). All such payments shall be credited against the future fee payments set forth in Section 2.10 and Schedule B of the Supply Agreement. Such credits shall be applied in four equal amounts, one such credit occurring in each of the first four years of commercial sales; and

     (b) within sixty (60) days of the first commercial sale of a Licensed Product, shall pay Neose five million dollars ($5,000,000.00), one million two hundred fifty thousand dollars ($1,250,000.00) of which shall be credited against future payments set forth in Section 2.10 and Schedule B of the Supply Agreement. Such credits shall be applied in four equal amounts, one credit occurring in each of the first four years of commercial sales.



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Stephen Roth, Ph.D.
Neose Pharmaceuticals, Inc.
January 18, 1995
Page 3


5. Fee Negotiation In the event that Neose is able to demonstrate to Abbott, and Abbott, at its reasonable discretion accepts, material improvements or cost efficiencies in the proposed methods or processes of manufacture of human milk oligosaccharides or carbohydrates subject to the Agreements, or is able to identify a compound or compounds with materially improved prospects of commercial feasibility compared to the compounds currently being considered for manufacture by Abbott, then Neose and Abbott agree to negotiate in good faith a revision of Schedule B of the Supply Agreement to reflect an appropriate sharing of the benefits of such improvement, efficiencies, or compounds.

6. Abbott Effort Abbott will expend at least [REDACTED]* dollars ([REDACTED]*) for internal and external research and development work including scale-up of manufacturing as well as safety, efficacy and clinical studies over the period commencing with the execution of this Amendment and ending [REDACTED*]. This expenditure will replace any other such expenditure under the Agreements.

7. Scientific Steering Committee and Conferences The Scientific Steering Committee as defined in the R & L Agreement shall be disbanded. A new Committee made up of the appropriate Neose and Abbott employees will be formed. Members of this Committee will be identified and a definition of a scope of responsibility for the Committee will be decided at the earliest date convenient to both Neose and Abbott, but not later than sixty (60) days following execution of this Amendment.

8.   Nonexclusive Right

     (a) Prior to commencement of the Supply Agreement, Abbott may at any time upon sixty (60) days prior written notice to Neose elect to convert its Exclusive License to a worldwide, nonexclusive license, with the right to sublicense, to make, have made, use and sell human milk oligosaccharides or carbohydrates for use in Human Nutritional Products under Licensed Patents ("Nonexclusive License"). All payments made by Abbott to Neose prior to such election shall be nonreimbursable, but creditable as set forth in Section 4. Fees due Neose as set


--------

*[REDACTED] indicates material that has been omitted and for which confidential treatment has been granted by the Securities and Exchange Commission (the "Commission"). All such omitted material has been filed separately with the Commission pursuant to Rule 406.


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Stephen Roth, Ph.D.
Neose Pharmaceuticals, Inc.
January 18, 1995
Page 4


          forth in Section 2.10 and Schedule B will be reduced by one-half under the Nonexclusive License.

     (b) Abbott's Exclusive License (i) shall become a Nonexclusive License in any country in which it fails to make a commercial sale or file a regulatory submission, if such governmental approval is required prior to a commercial sale, of a Licensed Product within eighteen (18) months of the first commercial sale of such Licensed Product in the United States if Neose gives Abbott written notice sixty (60) days of such failure and Abbott does not cure the failure within thirty (30) days of notice; or (ii) shall become a Nonexclusive License in any country in which it discontinues sales of all Licensed Products, such nonexclusivity becoming effective twelve (12) months after Abbott discontinues sales of such Licensed Products. Fees due Neose as set forth in Section 2.10 and Schedule B for such countries will be reduced by one-half under the Nonexclusive License.

     (c) Neose may, at its option, convert Abbott's Exclusive License to a Nonexclusive License if Abbott has failed to file an appropriate regulatory document with the FDA, such document seeking approval to market a Human Nutritional Product containing a human milk oligosaccharide or carbohydrate, by December 1, 1997 and Neose gives Abbott written notice within sixty (60) days of such failure and Abbott doesn't cure the failure within thirty (30) days of notice. In such an event, fees due Neose as set forth in Section 2.10 and Schedule B will be reduced by one-half under the Nonexclusive License.

     (d) If Abbott's Exclusive License is converted to a Nonexclusive License pursuant to Section 8(a) or 8(c) of the Amendment, then notwithstanding any other provision of the Agreements, after the notice and/or cure period ends, Abbott will have no further payment obligation under Section 4 of the Amendment. Similarly, if Abbott's Exclusive License is converted to a Nonexclusive License pursuant to
          Section 8(a) or 8(c) of the Amendment, then notwithstanding any other provision of the Agreements, after the notice and/or cure period ends, Neose will have no further obligation to provide Abbott with access to technology, compounds or know-how discovered or developed after the effective date of the Nonexclusive License.

9. Supply Agreement Commencement. In accordance with its terms, the Supply Agreement as amended by this Amendment, shall begin upon the commencement date of the first


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Stephen Roth, Ph.D.
Neose Pharmaceuticals, Inc.
January 18, 1995
Page 5


     Contract Year. The definition of Contract Year at Section 1.5 shall be modified so that the first Contract Year commences on the date of the first commercial sale of a Licensed Product to a third party as evidenced by the date on the invoice to such third party. Neose's and Abbott's performance under the Supply Agreement shall be governed in accordance with the parties' rights and obligations arising as if Abbott had acquired its manufacturing rights in accordance with Section 3.2(f) of the Supply Agreement, except as such rights and obligations have been specifically modified in this Amendment.

10.  Termination

     (a) Abbott shall have the right to terminate the Agreements at any time and for any reason by providing Neose with sixty (60) days written notice of its intention to terminate. Upon the effective date of termination, all rights to the Licensed Patents under the Agreements except any Abbott interest in Joint Intellectual Property shall revert to Neose. Such right to terminate is in addition to and not in place of Abbott's right to terminate the Agreements or the Exclusive License as set forth in the Agreements. Any payments under Section 4 of this Amendment that fall due during the notification period shall be paid according to the terms and conditions of Section 4 of this Amendment. Upon termination, pursuant to this Section 10(a), Abbott shall have no further payment obligations to Neose.

     (b) Neose shall have the right to terminate the R & L Agreement and this Amendment if Abbott fails to make the payments set forth in Section 4 of this Amendment, or fails to commercialize a Licensed Product by [REDACTED]*; upon such termination, all rights to the Licensed Patents except any Abbott interest in Joint Intellectual Property shall revert to Neose. Any such termination by Neose shall be done in accordance with the notice and cure provision of Section 10.4 of the R & L Agreement.

11. Liability The terms of this Amendment are neither to be construed as an assumption by Abbott of Neose's obligations under the R & L Agreement nor to accelerate the time frame of any obligations of Abbott under the R & L Agreement or the Supply

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*[REDACTED] indicates material that has been omitted and for which confidential treatment has been granted by the Commission. All such omitted material has been filed separately with the Commission pursuant to Rule 406.


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Stephen Roth, Ph.D.
Neose Pharmaceuticals, Inc.
January 18, 1995
Page 6


     Agreement. Further, Abbott will not incur any liability nor be subject to any remedy for failure to successfully manufacture or otherwise use in a Licensed Product any human milk oligosaccharide or carbohydrate, except to the extent specifically addressed in the R & L Agreement, the Supply Agreement, or this Amendment.

12. Existing Agreements' Terms All other terms and conditions of the Agreements shall be effective to the extent they are not inconsistent with this Amendment as set forth in the introductory paragraph of this Amendment.




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Stephen Roth, Ph.D.
Neose Pharmaceuticals, Inc.
January 18, 1995
Page 7

If you are in agreement with this letter, please sign one copy and return to Thomas A. Picone, Ph.D., Director, Licensing, Ross Products Division.

Sincerely,

/s/Thomas M. McNally

Thomas M. McNally
President
Ross Products Division


                                   Agreed to and accepted this 20th day
                                   of January, 1995.

                                   Neose Pharmaceuticals, Inc.



                                   By: /s/Stephen Roth
                                       -------------------------
                                        Stephen Roth, Ph.D.
                                        Chairman and CEO



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